Exhibit 99.1

FOR IMMEDIATE RELEASE

Harvest Natural Resources Sets Date for Special Meeting of Stockholders

HOUSTON, April 4, 2014 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced that it will hold a special meeting of its stockholders on Wednesday, May 7, 2014 at 8:30 a.m., Central Time, at 1177 Enclave Parkway, Houston, Texas 77077. The record date for the meeting is April 7, 2014. At the special meeting, stockholders will be asked to consider and vote on a proposal to authorize the sale by Harvest, indirectly through subsidiaries, of its remaining interests in Venezuela, which consist of its indirect 20.4 percent equity interest in Petrodelta, S.A., to an affiliate of Pluspetrol Resources Corporation B.V. The transaction remains subject to the approval of the Government of the Bolivarian Republic of Venezuela.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and a business development office in Singapore. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release shall not be deemed to be a solicitation of any proxies. Approval of the sale of our remaining Venezuelan interests will be submitted to the Company’s stockholders for their consideration, and the Company will file a definitive proxy statement to be used to solicit stockholder approval of the sale with the Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by directing a request to Harvest Natural Resources, Inc., Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 or at the Company’s Investor Relations page on its corporate website at www.harvestnr.com. The Company, its directors and executive officers and Morrow & Co., LLC may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the sale.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.